Exhibit 99.2

AEGION CORPORATION
October 31, 2018
9:30 a.m. ET

Operator:	Good morning and welcome to Aegion Corporation’s third quarter 2018 earnings call. (Operator Instructions) As a reminder, this event is being recorded.

It is my pleasure to turn the call over to your host, Katie Cason, Vice President Finance & Investor Relations. Katie, you may proceed.

Katie Cason:
Good morning and thank you for joining us today. On the line with me are Chuck Gordon, Aegion’s President and Chief Executive Officer, and David Morris, Aegion’s Executive Vice President and Chief Financial Officer.

We posted a presentation that will be referenced during the prepared remarks that you can find on the Investors section of Aegion’s website at www.aegion.com. You can find our Safe Harbor statement in that presentation and in the press release we issued yesterday evening.

During this call and in the presentation materials, the Company will make forward-looking statements, which are inherently subject to risk and uncertainty. The Company does not assume the duty to update forward-looking statements.

With that, I’ll now turn the call over to Chuck Gordon.

Chuck Gordon:	Thank you Katie and good morning to everyone joining us on the call today. For those following along with the slides we posted this morning, let’s start on Slide 3 of the presentation.

Aegion delivered third quarter adjusted EPS of $0.45, a more than 40 percent increase above prior year and our highest quarterly results in nearly two years. Results were primarily driven by strong execution on our international coating projects within Corrosion Protection, as well as improvements stemming from restructuring actions taken over the last year. These positive drivers overcame the impact of unfavorable mix within Infrastructure Solutions, weaker top-line results from the cathodic protection business and an isolated project challenge at Energy Services. The project mix in North America CIPP and lower backlog within cathodic protection are expected to further impact fourth quarter results relative to previous expectations. We have revised a full year guidance to target adjusted EPS improvement of 15 to 20 percent over 2017 results. While we are discouraged by the expected Q4 revenue shortfall to the previous forecast, our end markets remain quite healthy and we have a strong sales funnel as we look to 2019 in each of our three segments.

In our August earnings call, we announced that we were reviewing our international operating footprint to ensure we were doing business in markets with an appropriate operating model, risk profile and where we generate adequate returns on investment and cash. As a result of this review, we are announcing the exit of multiple additional international markets as well as further actions to streamline and optimize the business. If you turn to slide 4, I’ll provide an update on these strategic initiatives.

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First, we announced the completion of the Bayou sale in the quarter for total proceeds of $46 million dollars. The transaction is expected to reduce Aegion’s future earnings volatility. Additionally, we were able to extract a significant amount of income and cash from the assets over the last two years, due to the successful completion of the large deep-water project and the subsequent divestiture of the business.

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We previously announced the exit of the Australia and Denmark CIPP operations and continued those efforts in the quarter. In Australia, an active sales process remains under way with a prospective buyer and we currently expect to complete a transaction in the first quarter of 2019. In Denmark, contracting activities were completed by the end of September and a small group of retained employees are now working through final punch list items and closure-related activities. We are pleased to announce that we reached an agreement, earlier today, to sell the Denmark CIPP business. During the quarter, we disclosed estimated costs for exiting Denmark contracting to be in the $5 to $6 million dollar range, with cash costs of approximately $1 million dollars. The sale of the business will more than offset the cash costs of exiting the business in Denmark. The agreement includes a multi-year license and tube sale supply agreement.

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Finally, we announced yesterday the decision to exit several additional international markets following a more comprehensive review of our international footprint. I can talk about a few of these more specifically. We are exiting our industrial linings businesses in Mexico, Brazil and Argentina. In each of these countries, we have been successful in the past winning projects for Tite Liner® installation. However, the markets don’t provide the long-term growth profile or scale to warrant a fixed operating footprint, A/R collection has been challenging, it’s proven difficult to extract our cash from these businesses and we’ve been impacted negatively from foreign exchange exposure. We are exiting additional smaller international operations but are unable to provide full specifics today as we are working through communication plans in those markets following formal Board approval on the actions last week. We expect the total cash charges related to these additional efforts to be in the $8 to $10 million dollar range, with annualized savings of more than $5 million dollars. In total, combined revenues from the exited operations, including Denmark and Australia, are less than 5% of Aegion’s total, yet have generated $5 million in adjusted pre-tax losses year to date, or $0.11 per share.

I recognize the distraction to the business and uncertainty for investors from these prolonged restructuring initiatives. We have dedicated management in place to wind down these restructuring activities and expect substantial completion by mid-2019. Not only will we benefit from the cost savings and loss avoidance going forward, but these exits and further actions will drive improved focus on delivering organic growth from the other 95% of our business.

With that update on restructuring initiatives, I’ll walk through a discussion of operational highlights and our outlook for each segment, starting with Infrastructure Solutions on Slide 5.

First, I’ll touch on the performance highlights in the quarter, particularly within the North America CIPP business. Following challenges in the first half of the year from weather and new crew ramp up, productivity improved in the third quarter. We continue to face pressures from the extremely tight labor market and keeping crews adequately staffed and trained to maintain historical productivity levels. Crews installed approximately 15% more footage in the quarter compared to the prior year. However, the project mix was more heavily weighted toward small diameter work, driving average revenue per foot down more than 20%. The net negative impact on quarterly revenues versus last year, due to the installation of a higher portion of small diameter work, was $18 million dollars.

Traditionally, roughly 80% of our CIPP installations are on small diameter liners. Although larger diameter projects are a much smaller percentage of our total installed footage, their revenues per foot can average 10 to 20 times higher for a host of reasons, including material costs, longer installation and curing time and, also, generally a higher component of subcontractor revenues related to greater project complexity, which are a further boost to the top line. By comparison, in the second half of 2017, we completed work on a large $8 million dollar project in Canada as well as a pressure pipe project in Southern California. Both had higher margins than our typical project flow and we’ve been unable to backfill with similar work in 2018.

Overall backlog for the segment is $343 million dollars, down 4% from the prior year primarily due to reductions from exited or to be exited markets, including Fyfe North America contracting, Europe and Asia. North America CIPP backlog grew 2% from the prior year. We saw some softness in the bid table in July and August, which tend to be quieter periods as municipalities roll over to new fiscal years, that resulted in new order growth below our expectations. However, activity picked up nicely in September and the funnel for 2019 looks to be as health as or stronger than 2018. Also, we recently were low bid on a large project for nearly $11 million dollars in Massachusetts as well as a $7 million dollar project in New York. Both are medium to large diameter projects and are expected to be strong contributors in 2019. Also, on the pressure pipe side, we’ve seen new orders up 35% year-over-year, with CIPP projects up more than 20% and demand for fusible PVC up more than 40%. Much of the increase within the CIPP pressure pipe backlog will be workable in 2019.

Looking more at the underlying market health, we track trends in State Revolving Funds or SRF, a federal/state partnership program through the EPA that provides low-cost financing for a wide range of water quality infrastructure projects and accounts for as much as 50% of the municipal funding for pipeline rehabilitation. Annual funding levels are a market gauge for our municipally dependent business. Recent approvals for state funding of clean water projects in 2019 are up 21% year-over-year, exceeding $1.5 billion for the first time in five years. Additionally, drinking water funding is up 35% year-over-year to more than $1 billion dollars. This funding covers all types of water infrastructure projects, not just those in the pipeline rehabilitation market. However, these types of increases are a leading indicator for the general health of municipal spending over the next 12 months and bodes well for our wastewater and drinking water growth outlook.

We’ve also recently rolled out a new technology within our wastewater business that enables UV or ultraviolet curing of small diameter felt lining installations versus our more traditional steam curing process. Historically, UV cure has only been used for glass liner installation, which tends to be more popular in Europe and is not widely used in the U.S. due to its higher installed cost. Our new technology does not require a glass liner, and we believe it will be an attractive alternative for municipal customers. The UV curing process, versus steam cure results in a significantly reduced overall investment in CIPP installation equipment and a smaller equipment footprint at each job site. Due to the highly fragmented nature of our customer base, any new technology takes time to penetrate the market but we’re excited about offering a solution that differentiates us in the wastewater space as we also seek to offer new technologies in the pressure pipe side of the business.

Shifting to our outlook for the full-year, we are now targeting revenues to be flat to slightly below 2017 record revenues, driven by the project mix I mentioned as well as the significant weather impacts we experienced in the first part of the year. Adjusted margins are now expected to be on par to slightly improved from the prior year, also impacted by the mix issues.

I’d like to move on to Corrosion Protection on slide 6.

We ended the quarter with backlog of $137 million, down 21% from the prior year, primarily due to work performed in the quarter on multiple coating projects. The large Middle East projects, valued at more than $35 million dollars, are now more than 80% complete. We expect a lull in activity on those projects in Q4‘18 with final project completion by the end of Q1‘19. We’ve exhibited a track record of strong performance in the region and recently signed another $4 million dollar contract for offshore coating work in 2019. While we don’t anticipate another $30 million dollar plus project in the next 12 to 18 months, we do expect continued offshore development over the next several years as well as a healthy funnel of onshore work that will fuel a strong flow of projects for our Middle East business.

In the industrial linings business, backlog levels are slightly higher than the prior year and include significant increases for projects in the U.S., Canada and the Middle East that offset declines in markets that we are exiting in Mexico, Brazil and Argentina. We acquired a small competitor at the end of the second quarter for $6 million dollars and are seeing the benefits of expanded market coverage and relationships following that transaction. We’ve experienced challenges with getting work released due to customer-driven delays this year but feel good about our backlog positions and timing of work on multiple projects as we look toward 2019.

Within the cathodic protection business, our focus continues to be on the pace of improvement. We are not yet where we expected we would be. As we look at progress this year, our safety culture is significantly better and improved project execution has resulted in significantly higher gross margins across key service lines. However, we haven’t generated the top line we needed to meet our operating income targets, and backlog levels at September 30th were 10% below the prior year, primarily due to the completion of several large construction projects in the Northeast of the U.S. that were in backlog a year ago. We don’t believe this is an underlying market issue. More consistent execution and expanded sales focus on key accounts has started to pay off. Since June, new orders are up 10% year-over-year and we’re seeing average monthly win rates closer to 60% compared to the rates in the 30% range earlier this year. We’ve revised our guidance to reflect the lower backlog position as we move into the fourth quarter. However, we continue to see progress and expect an improved outlook for 2019.

For the full-year 2018 outlook, we expect Corrosion Protection segment revenues to decline 15%, reflecting the lost contribution from the Bayou business, which included the 2017 impact from the deep-water project. Excluding the Bayou results, revenues are projected to increase 5 to 10 percent. Adjusted operating margins are still expected to be in the 3.5 to 4 percent range, benefiting from strong performance on the coating projects.

Shifting to Energy Services on slide 7.

After six consecutive quarters of year-over-year improvement in operating income, the business experienced significant challenges with a lump-sum construction project that resulted in the reduction of operating income versus the prior year. The contract was with a large refinery customer and nearly doubled in scope over the course of the project. Unforeseen underground infrastructure challenges that the customer was unaware of late in the third quarter led to significantly lower than planned productivity levels. We have a strong relationship with the client and requested a significant change order that could favorably impact Q4 of ‘18 and offset some of the third quarter weakness. Additionally, we’ve completed the lump sum scope of work and converted the rest of the project to time and materials to minimize our risk due to future scope changes.

We also completed the acquisition of a small specialty turnaround contractor, P2S, for $3 million dollars. This small investment will help us accelerate our expansion into more specialty turnaround service offerings.

Our backlog at September 30th declined 10%, or $22 million dollars, from the prior year. However, as we’ve discussed previously, the roll off of this year, from backlog related to two maintenance contracts up for renewal, accounts for more than $30 million dollars declines. We expect to successfully renegotiate both agreements in the fourth quarter. Adjusting for this, our backlog is up from the prior year due to increases in our maintenance business.

For the full year, we continue to expect mid-to upper single digit revenue growth with expected operating margins of 2.5%, representing a nearly 50 basis point increase from FY‘17 levels and slightly reduced from previous guidance due to the isolated project challenge.

This wraps up the review of the markets and outlooks for each of the segments. As I mentioned earlier, we are now targeting EPS for the full year of 15 to 20 percent.

Looking at 2019, we are pleased that our core markets remain healthy. While we don’t have visibility into replacing the $35 million dollar international coating project, we will see the elimination of losses from the international businesses that we are exiting as well as continued improvement in the profitability of the cathodic protection business. Additionally, we believe that the North America rehab business is past the execution and productivity issues that hurt performance in the first half of 2018. We are also excited about the potential impact of the technically differentiated UV cured felt product that we have introduced to the market. While we are optimistic about 2019, we are working through our annual budgeting process now and will continue to provide an update on our outlook for next year as well as a refreshed view of our long-term financial growth targets during Q1.

With that, I’m happy to turn the call over to David for additional perspective on our results and outlook components for the remainder of 2018. David?

David Morris:	Thank you Chuck, and good morning to everyone on the call.

Looking more at the third quarter results, let’s move to Slide 8.

Aegion delivered adjusted diluted earnings per share of $0.45 in the third quarter, compared to $0.32 in Q3‘17. As Chuck highlighted, the main drivers for the more than 40% increase in adjusted earnings per share included strong execution on a number of coating projects in Corrosion Protection and improved contributions from a number of businesses undergoing restructuring activities over the last year. These favorable earnings drivers helped to offset the unfavorable revenue mix within the Infrastructure Solutions and weaker revenues within our cathodic protection business. Consolidated Q3‘18 revenues declined slightly compared to Q3‘17.

Despite the small dip in revenues, we saw a 10 basis point improvement in adjusted gross profit margin and a 160 basis point improvement in adjusted operating margin, driven by a more than $5 million dollar reduction in operating expenses in Q3‘18 compared to Q3‘17.

This was our third consecutive quarter of year-over-year operating expense reductions, driven by restructuring savings and lower corporate spending as a result of ongoing cost containment efforts. On a GAAP basis, we reported a net loss of $0.01 per diluted share. The difference between GAAP earnings and our adjusted results is primarily related to restructuring charges and divestiture-related expenses, including a loss related to the sale of Bayou. During Q3‘18, we recorded a $8.7 million dollar pre-tax loss on the sale, with the lower valuation primarily attributed to project uncertainty from the steel tariffs announced earlier this year.

I’ll now turn to the segment reviews, starting with Infrastructure Solutions on slide 9.

Revenues declined 11% year-over-year to $156 million, primarily driven by the unfavorable mix within the North America CIPP business that Chuck discussed previously as a result of a higher component of small diameter work during Q3‘18. Year-to-date, revenues for the segment are on par with the prior year’s record results, driven by crew expansion within North America and sharply higher demand for our fusible PVC product, which together offset a more than $10 million dollar decline in revenues related to our second half of ‘17 exit of the Fyfe North America structural business.

Despite the revenue decline in Q3‘18, we achieved strong improvements in adjusted margins, delivering adjusted gross margins of nearly 25% and adjusted operating margins of nearly 11%. Year-over-year increases were primarily attributed to significant improvements at three restructured businesses: Fyfe North America, Australia and Denmark, and higher contributions from our fusible PVC business. These improvements offset lower North America CIPP margins from the unfavorable project mix and the absence in Q3‘18 of the $3.9 million dollar royalty settlement recorded in Q3‘17, which favorably impacted Q3‘17 gross margins by approximately 200 basis points.

We were able to deliver strong margin performance despite still incurring more than $1 million dollars in adjusted operating losses during the quarter from the Australia and Denmark CIPP businesses. Going forward, we are targeting a return, over time, to annualized double-digit operating margins in this segment following the exit of multiple underperforming businesses that have been a drag on results over the last two years.

Turning to Corrosion Protection on slide 10.

Revenues grew 3% to $106 million, primarily due to work executed on multiple coating projects during the quarter. The large Middle East contracts were a large contributor during the quarter with exceptional execution, but we also benefited from other favorable projects in that business this year in both the U.S. and Middle East. Partially offsetting the strength in the coating business, we saw declines in cathodic protection from lower than expected new orders growth, continued customer driven delays on a number of our industrial lining projects and a reduction in Bayou revenues due to its sale in late August.

Corrosion Protection adjusted gross margins and adjusted operating margins increased 290 and 650 basis points, respectively, driven primarily by the favorable coating projects. Additionally, operating expenses declined nearly $3 million from Q3‘17 to Q3‘18, helping to drive adjusted operating margins to nearly 8%. In the cathodic protection business, gross margins were down slightly during the quarter due to lower revenues in Q3‘18 as a result of the absence of a large construction project executed during Q3‘17. However, adjusted gross margins in this business are up more than 400 basis points year-to-date, driven by improved execution across all key service lines, including construction, engineering and material sales.

I’ll wrap up the operating discussion with Energy Services on slide 11.

Revenues for the third quarter increased nearly 20 percent, driven by significant increases in both maintenance and construction activities, which offset the expected declines in turnaround activities following the strong first quarter activity this year. Unfortunately, much of the higher construction revenues was work performed on a large construction project where the team faced significant challenges during the quarter. As Chuck laid out, the project nearly doubled in size from its original budget and our project team encountered multiple delays due to site conditions that were unknown to the client or contemplated by our bid. These project challenges led to Energy Services’ significant reduction in adjusted operating income and margin performance in the quarter. We do expect to realize a significant cost recovery on this project in the fourth quarter, which, if realized, would help offset a significant portion of the third quarter shortfall.

As we look forward, final refinery labor transitions are anticipated to be completed by year end and we expect to see cost savings in 2019 related to reduced overhead levels that were needed to manage the transition activities over the last couple of years. We remain focused on growing higher margin specialty services within this segment and are continuing to benefit from the strong cash generation this business provides due to favorable cash conversion and low capital needs to support ongoing activities.

That wraps our review of each of the segments. Now let’s review our year-to-date cash performance on slide 12.

We have generated cash flow from operating activities of $14 million through the first nine months of 2018 compared to $32 million in the prior year. The decline year-over-year is primarily attributed to favorable customer prepayments in 2017 related to the large Middle East coating projects. Additionally, we have spent $7 million more in cash for restructuring activities in 2018 compared to 2017.

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We collected $38 million in cash proceeds related to the Bayou sale in late August, which we used to reduce borrowings on our revolving line of credit. Current borrowings against our revolver were $19 million as of the end of September.

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Investments in capital expenditures year-to-date are $22 million, and primarily consist of equipment and fleet purchases associated with crew expansion in North America CIPP, ongoing maintenance capex to support the business, and investments in technology. We expect total capital expenditures for 2018 to be in the $25 to $30 million range, reduced from our previous guidance due to lower needs related to exited businesses.

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We spend nearly $19 million for share repurchases in the first nine months, which included open market repurchases of approximately 548,000 shares for $13.2 million and an additional $5.4 million spent to acquire approximately 225,000 shares related to employee tax obligations in connection with the vesting of employee equity compensation awards.

•	We spent $9 million year-to-date to fund the two small acquisitions within our Energy Services and Corrosion Protection businesses that Chuck previously discussed.

•	We ended the quarter with $69 million in cash, which is below our target cash position of $80 to $90 million, partially due to the higher cash restructuring costs we have incurred in 2018. Looking forward, we expect operating cash flows to be seasonally higher in the fourth quarter and we also expect to reduce our required working capital as we exit the additional international operations. We have a strong liquidity position and access to revolver borrowings and feel good about our ability to continue to invest in the business through maintenance capital and small acquisitions while also continuing to return cash to investors through open market share purchases.

Turning to slide 13, I’ll walk through additional detail of our consolidated full-year outlook. As Chuck mentioned, we are now targeting adjusted earnings per share growth of 15 to 20 percent over 2017 results.

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Our revised outlook reflects the impact of lower than projected revenues from our Infrastructure Solutions and Corrosion Protection businesses. We now expect revenues to be down 1 to 3 percent from 2017’s record results. Despite the lower projections, we fell good about the organic revenue growth that has enabled us to offset the absence in 2018 of nearly $95 million of 2017 revenues from the large deep-water project.

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We expect adjusted gross margin and adjusted operating margins to be on par with 2017, driven by improvements in our Energy Services segment, our restructured businesses, cathodic protection, and coating services, which together are offsetting declines in 2018 associated with contributions from the large deepwater project in 2017.

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Operational spend as a percentage of revenue is expected to be closer to 15.5%, down from 2017 due to restructuring savings and cost containment efforts. We also remain focused on streamlining our SG&A spending as we continue to simplify the business.

•	We expect interest expense in the $14.0 to $14.5 million dollar range and income attributable to non-controlling interests of approximately $1 million dollars.

•	We are still targeting our adjusted effective tax rate to be between 23 and 24 percent.

For our 2017 Restructuring initiatives announced in August 2017, we have incurred $126 million in charges to date, including cash charges of $21 million and non-cash charges of $105 million, inclusive of $86 million dollars in impairment charges recorded in 2017. We expect $130 million in total charges related to the August 2017 actions and the divestitures of our Australia and Denmark CIPP businesses. We expect all charges and restructuring activities associated with these actions to be substantially completed by the end of 2018.

We are targeting an additional $25 million in total charges associated with exiting the additional international businesses announced today and our efforts to further optimize certain North America operations. Of those charges, we expect $8 to $10 million to be cash charges. As a result of these new actions, we expect to realize incremental annual savings of more than $5 million dollars, in addition to avoiding the significant operating losses and margin dilution associated with these smaller, underperforming businesses over the last several years. We expect to incur substantially all charges related to these actions by mid-2019.

While restructuring activities have taken longer than we initially anticipated and communicated, we substantially completed all activities with respect to the initial 2017 Restructuring actions by June 30, 2018, with the exception of the Bayou sale, which was concluded on August 31st and the sales of Denmark and Australia, which we expect to conclude in early November and no later than Q1‘19, respectively. The new restructuring actions that we announced today, while extending the timeline for restructuring activities, are a result of the further review of Aegion’s international operations that we discussed during our August call, and reflect our continued efforts to simplify the company and focus the management team and the company’s capital on operations and activities that support Aegion’s long-term growth and profit objectives. We are confident these new actions will result in a more focused and streamlined business capable of achieving organic growth in our core markets and delivering long-term value for Aegion’s stockholders.

That wraps a review of our third quarter results and outlook for 2018. With that, Operator, at this time we would be pleased to take questions.

Operator:	(Operator Instructions) Our first question comes from the line of Eric Stine with Craig-Hallum.

Eric Stine:
Just wanted to start with Infrastructure Solutions. I know you mentioned in depth the mix issues impacting 3Q, 4Q, but I may have missed this. Any commentary, I know you mentioned the two projects, which are more medium to large diameter, but just overall, what do you think about the mix, how that looks in 2019, and does that change any of your plans with that segment going forward whether it’s number of crews or other steps you might take?

Chuck Gordon:
As we look forward to the business, the market is healthy and we don’t anticipate having a mix problem as we go into 2019. Now, I think what happened in Q3 was a function that as we got into it our workable backlog, we had a lot of small-diameter work and the crews did a great job, getting it out there. They had a really good quarter, but it certainly impacted our revenues, certainly impacted our gross margins. I look at that as a short-term phenomenon. It certainly doesn’t reflect what we see is what the overall market opportunity and we’re committed to the market being competitive in that market over the long term.

Eric Stine:
Got it. Okay, and then just sticking with mix and moving to Corrosion Protection. You talked about the two projects in the Middle East and what the pipeline looks like beyond those but, any thoughts on or any details you can share on mix between onshore and offshore since I know there’s a margin difference between the two?

Chuck Gordon:
So we’ve been successful over there booking what I would call smaller to medium sized projects, projects that are in the $5 million to $10 million range. We don’t spend a lot of time talking about those, but we continue to be successful in booking those. The $4 million project that I mentioned is an offshore project. As we go forward, I think we expect to see continued projects of that size. We don’t believe that over the next 12 to 18 months, we’re going to see another $30 million dollar project like the one that we’re working on but, I would say the mix of onshore and offshore over there generally favors offshore.

Eric Stine:
Got it. Okay, and then maybe last one for me, just to clarify. So, on Energy Services, the cost recovery that potentially comes in 4Q, just to confirm, so that’s not in your guidance in any way, that would represent an upside?

David Morris:	Yes, we, I guess, our current guidance would anticipate a recovery related to that. We built that into our fourth quarter forecast.

Eric Stine:	You did? Okay.

David Morris:	Yes.

Operator:	Our next question comes from Brent Thielman with D.A. Davidson.

Brent Thielman:
Maybe just picking up off of that last question. Could you clarify the impact that lump sum project, I guess, within ES? I’m trying to get a feel for what margins would have been kind of normalized and what you’re looking to recover from the customer.

Chuck Gordon:
We’re in the middle of discussions with our customer. We’ve got a great relationship with them but we don’t want to talk about exactly what the overall charge would be. I will tell you that even had we not had the project challenge, our overall margin would have been lower than what we expected for the quarter.

Brent Thielman:
Okay. Maybe sticking with ES, if I thought about, you know, kind of this re-inclusion of the $30 million for the two large customers back into the backlog base, I mean, that suggests something like kind of single digit improvement year-over-year. Is that how you’re thinking about this business as we enter, kind of, 2019 in terms of growth potential?

Chuck Gordon:
Yes, I think as we, what we’ve said for long-term growth in CP is in that mid-single-digit range and that’s what we expect year-over-year. As we go forward, we continue to have that kind of expectation for the business. Occasionally, we’re going to get a large project and there’s always going to be a bit of an outlier. We love them when we get them but, year-over-year growth, excluding those large projects, we would expect to be in that mid-single-digit range.

Brent Thielman:
Okay, and then in cathodic protection, the 10% improvement orders since June, can you just talk a little more about where you see the orders strength, are these market or customers that have been on the sidelines and now starting to step up to the plate? Are they new markets or customers you’re pursuing? Any more color there?

Chuck Gordon:
Sure. So we’ve seen a nice pick up in orders in the U.S. and somewhat in Canada over the last four months or over the four months that I mentioned that our typical base in that business is midstream oil and gas and I think what’s happened in the U.S. is that we have been executing very well over the last nine months and I think we’ve regained the confidence of our customer base, and we expect to do even more as we go forward. The Canada market is still a bit slower than we would like. The oil and gas resurgence that we’ve seen in the U.S. has been far slower in Canada. We have seen improvement in orders, but the market over there is still, overall, is slow. But I think what we’re really saying is that, in the U.S. business, in particular, we’re coming out of a business that wasn’t performing as well as it needed to, the business is performing very well now. We remain the largest player in our market space and I think we have been very successful at regaining our market share over the last three or four months.

Brent Thielman:	Okay. So it’s fair to say this is all work that’s pretty familiar to you.

Chuck Gordon:	I’m sorry?

Brent Thielman:	This is all work that’s fairly familiar to you.

Chuck Gordon:
Right. The other thing that’s happening that we’re excited about is we continue to develop our AIM package. We’re working really closely with our two largest customers and tailoring that package to really fit what they need. We’re excited about it, they are excited about it and it really has helped, I think, our overall relationship with those companies and we’re excited about that going forward. What that package does is it gives us a differentiator in terms of our ability to manage data in the cathodic protection market. We continue to be very excited about that.

Brent Thielman:
Okay. Last one for me. Just the restructuring actions that you’re taking now, I understand some specifics you don’t want to share but, can you just talk a little about what that’s going to entail? And through this process, should we anticipate slower bookings in North America in the near term as you take these actions?

Chuck Gordon:
I don’t think the North America business should be impacted at all in terms of bookings. So the business in Mexico, Brazil and Argentina will be substantially wound down by the end of the year and we will have exited those businesses. We have some other international operations that we’ll be announcing here shortly but, overall, I don’t expect the North America business to be impacted at all. It’s a different management team. They’re focused on the task at hand and I believe we’ll be able to exit those businesses with no impact on the North America business.

Operator:	Our next question comes from Craig Bibb with CJS Securities.

Peter Lucas:
It’s actually Pete Lucas for Craig. Just one follow up on the Infrastructure Solutions mix. You’d mentioned the market is healthy and going forward you don’t anticipate the mix issue in ‘19. Just wondering, does that mean that you expect to win a higher percentage of the large diameter business or that there’s more available large diameter business to bid on? Just trying to figure out what the issue was and how it looks going forward.

Chuck Gordon:
I think, going forward, what we expect to see is sort of a traditional mix of large and small diameter projects. I don’t see a change, based on the visibility we have in the market, we don’t see a real change in that mix. What we do expect is that we’re going to book our historical share of that market and based on that my expectation is that our backlog going into 2019, and particularly as we get a little bit further into the year, is going to reflect our historical win rates in that portion of the market.

Peter Lucas:
So, I guess, another way to ask then would be so the shortfall that we saw here, the mix issue that you had in the last quarter, was it a lack of winning those larger projects, or just a lack of other projects?

Chuck Gordon:
No. I think a lot of where we win depends on exactly where these projects are being bid. Our local strengths, how well we know the customers, there’s a lot of things that go into this and what I would say is that we did not win that share of those projects that we expected to, probably earlier in the year.

Operator:	(Operator Instructions) Our next question comes from Noelle Dilts with Stifel.

Noelle Dilts:
So, I just wanted to discuss the trends you’re seeing in cathodic protection a little bit more. Can you just give us a sense of kind of what you’re seeing as it relates to demand just kind of on the maintenance side versus new project activity and where you think, I know you said on the call, you kind of don’t think it’s so much a market issue in terms of the revenue being a bit below your forecast, but maybe you can help us understand, sort of unpack that a little bit and give us a better sense of what you’re seeing?

Chuck Gordon:
Love to. So I think what you’ve seen this year is a higher mix of maintenance activity. The two projects that I mentioned, as we may have mentioned on a phone call, but we did the cathodic protection on the DAPL pipeline, we also did on the Rover pipeline. The DAPL was, a portion of that was still in backlog, last year, the Rover was nearly all in backlog.

Those were two new construction projects that certainly had impact on our revenue and margin in the Northeast U.S. This year, what we’ve seen is really good volumes in terms of survey engineering, the kind of work that we do on the maintenance side. We have seen what may be a bit of a low on the construction, on new construction. Although as we go forward, we have some very good projects coming up. So, I think the business still tends to be about 75% maintenance related. That portion of the business is strong. The new construction piece has been a little bit slower this year, but I would expect that’s probably order pattern and I’m sure we’ll get whatever our share is as we go into next year. The overall market, particularly around the maintenance side, Noelle, seems very healthy to me.

Noelle Dilts:
Okay. Great. That’s helpful. It was encouraging to see that you’re seeing better utilization of crews and not really seeing any labor constraints in Infrastructure Solutions but, given what we’ve heard from a lot of folks within the industry, they are seeing some regional and pockets of labor tightness. Are you watching that? Is there any concern, particularly as it relates to Energy Services and finding some of the right folks to work on those jobs as they move forward?

Chuck Gordon:
There was, may be a couple of questions there. The first one is relative to NAR, I don’t want to minimize the labor challenges. It’s been a tremendously difficult year keeping our crews completely manned. What I would say is, on a week-in basis and week-out basis, we typically probably have a couple crews sidelined, that’s a couple out of seventy plus, but we typically have a couple crews sidelined for labor issues. It’s just keeping people and maintaining the crews has been very difficult. So, I don’t want to minimize that at all.

I think we’ve been able to put experienced people on crews with new people, we’ve been able to maintain and actually improve our productivity but, the labor issue for NAR has been challenging all year. Energy Services is a unique situation. We have, as you know, our folks going to refineries every day. That portion of the market is well compensated. We do not tend to have anywhere near the same level of turnover on our routine maintenance business. We do have challenges when we do turnarounds and when we do construction projects, finding people, but we’ve been able to manage that pretty well. As we went through the year, the big issue there is really more on the construction projects and not on the maintenance side.

Noelle Dilts:
Okay. Great. And then last, I understand you’re not in a position to give 2019 guidance and you gave us a couple, a little bit of information around how you’re thinking about ‘19 but, are there any comments that you like to make or provide around just kind of high-level expectations as it relates to growth and sort of margins look into next year?

Chuck Gordon:
Well, as you look at the business, we’ve had a challenging year with our CIPP business in North America. It started out with a lot of weather issues in Q1. It really was tough, I mean wet weather always seems like an excuse for construction companies, but we really did have a challenging Q1 from a weather standpoint. We also had some project issues that were isolated in the Midwest that I don’t expect to repeat themselves, and on top of that, we are moving into new geographies in an extremely tight labor market. So, as we move into ‘19, I think a lot of these issues will be behind us. I expect the labor markets are going to continue to be tight but I wouldn’t expect the other two issues. So we are optimistic about our ability to improve margins in that business over what we’ve seen this year just because some of the weather and project issues we’ve had.

On the cathodic protection side, we’ve seen very nice margin improvement year-to-date and gross margin improvement year-to-date and that business needs to continue that rate of improvement. They’ve done a great job. It’s not where we want it to be, Noelle, but it’s so much better than it was a year ago. The most important thing is we’re executing really well in front of our customers. So we’re optimistic about that business also. Overall, I’m optimistic about the business. We are in the process of rolling up budgets. We don’t see anything in the overall market that has us concerned but, we do have a lot of pushes and takes this year as you can imagine, as we go through the budgeting process and we’ll be able to provide a good update on ‘19 in February when we have our Q4 call.

Operator:	(Operator Instructions) I’m not showing any further questions in queue at this time. I’d like to turn the call back to Mr. Gordon for closing remarks.

Chuck Gordon:
Thank you. The entire management team remains focused on taking the actions necessary to best serve our stakeholders, including our employees, customers and shareholders globally. We will continue to drive results in the remaining two months of 2018 and will look to see increased earnings through improved execution and organic growth in 2019 and beyond. We look forward to providing more updates on our outlook early next year. Thanks for joining us today and for your continued support of Aegion.

Operator:	Ladies and gentlemen, thank you for your participation in today’s conference. This concludes the program, and you may now disconnect. Everyone have a great day.